                                                                    EXHIBIT 99.6

                                VIEW TECH, INC.
                 1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                 ---------------------------------------------


                                  ARTICLE ONE

                               GENERAL PROVISIONS
                               ------------------


     I.  PURPOSE OF THE PLAN

         This 1997 Non-Employee Directors Stock Option Plan is intended to promote the interests of View Tech, Inc., a Delaware corporation, by providing the non-employee members of the Board with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

         Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

     II. ADMINISTRATION OF THE PLAN

         The terms of each option grant (including the timing and pricing of the option grant) shall be determined by the express terms of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.

     III.ELIGIBILITY

         A. The individuals eligible to receive option grants under the Plan shall be limited to (i) those individuals who are first elected or appointed as non-employee Board members on or after the Plan Effective Date, whether through appointment by the Board or election by the Corporation's stockholders, and (ii) those individuals who continue to serve as non-employee Board members at one or more Annual Stockholders Meetings beginning with the 1997 Annual Meeting. A non-employee Board member who has previously been in the employ of the Corporation (or any of its parent or subsidiary corporations) shall not be eligible to receive an option grant under the Plan at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic option grants over his or her continued service as a non-employee Board member.

     IV.  STOCK SUBJECT TO THE PLAN

          A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall initially not exceed 50,000 shares.

          B. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent the options expire or terminate for any reason prior to exercise in full. Unvested shares issued under the Plan and subsequently repurchased by the Corporation at the original exercise price paid per share pursuant to the Corporation's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the holder of such option.

          C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which option grants are to be subsequently made to newly-elected or continuing non-employee Board members and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

                                       2.

                                  ARTICLE TWO

                              OPTION GRANT PROGRAM
                              --------------------


     I.  OPTION TERMS

         A.  GRANT DATES.  Option grants shall be made on the dates specified
             -----------
below:

             1. Each Eligible Director who is first elected or appointed as a non-employee Board member on or after the Plan Effective Date shall automatically be granted, on the Plan Effective Date or on the date of such initial election or appointment (as the case may be), a Non-Statutory Option to purchase 10,000 shares of Common Stock.

             2. On the date of each Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as an Eligible Director after such meeting shall automatically be granted, whether or not such individual is standing for re-election as a Board member at that Annual Meeting, a Non-Statutory Option to purchase 2,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least ninety (90) days. There shall be no limit on the number of such 2,000-share option grants any one Eligible Director may receive over his or her period of Board service.

             Stockholder approval of the Plan shall constitute pre-approval of each option granted pursuant to the express terms of the Plan and the subsequent exercise of that option in accordance with such terms.

         B.  EXERCISE PRICE.
             --------------

             1. The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

             2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

                (i) cash or check made payable to the Corporation,

               (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                                       3.

              (iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

          Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

          C.   OPTION TERM.  Each option shall have a term of ten (10) years
               -----------
measured from the option grant date.

          D.   EXERCISE AND VESTING.  Each initial 10,000-share option grant
               --------------------
shall be immediately exercisable for any or all of those option shares.
However, any shares purchased under such option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee's cessation of Board service prior to vesting in those shares. The shares subject to each initial 10,000-share grant shall vest, and the Corporation's repurchase right shall lapse, upon the Optionee's completion of six (6) months of Board service measured from the option grant date. Each annual 2,000-share grant shall be immediately exercisable for fully-vested shares upon grant.

          E.   EFFECT OF TERMINATION OF BOARD SERVICE.  The following provisions
               --------------------------------------
shall govern the exercise of any options held by the Optionee at the time the Optionee ceases to serve as a Board member:

               (i) The Optionee (or, in the event of Optionee's death, the personal representative of the Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution) shall have a twelve
     (12)-month period following the date of such cessation of Board service in which to exercise each such option.

               (ii) During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable at the time of the Optionee's cessation of Board service.

                                       4.

               (iii) Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for all or any portion of such shares as fully-vested shares.

               (iv) In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)- month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Board service, terminate and cease to be outstanding, to the extent it is not exercisable for vested shares on the date of such cessation of Board service.

          F.  STOCKHOLDER RIGHTS.  The holder of an option shall have no
              ------------------
stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

          G.  LIMITED TRANSFERABILITY OF OPTIONS.  The option may be transferred
              ----------------------------------
or assigned by the Optionee, in connection with the Optionee's estate plan, to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment. Should the Optionee die while holding the option, then the option shall be transferred in accordance with the Optionee's will or the laws of decent and distribution.

     II.  CORPORATE TRANSACTION/CHANGE IN CONTROL

          A. In the event of any Corporate Transaction, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Immediately following the consummation of the Corporate Transaction, each option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

          B. In connection with any Change in Control, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the

                                       5.

Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Each such option shall remain exercisable for such fully-vested option shares until the expiration or sooner termination of the option term.

          C. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price
                                     --------
payable for such securities shall remain the same.

          D. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                                       6.

                                 ARTICLE THREE

                                 MISCELLANEOUS
                                 -------------


     III. EFFECTIVE DATE AND TERM OF THE PLAN

          A. The Plan shall become effective immediately on the Plan Effective Date, and options may be granted under the Plan from and after such date.

          B.  The Plan shall terminate upon the earliest of (i) March 31, 2007,
                                                --------
(ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Upon such Plan termination, all option grants and unvested stock issuances outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

     IV.  AMENDMENT OF THE PLAN

          The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to any option at the time outstanding under the Plan unless the Optionee consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

     V.   USE OF PROCEEDS

          Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.


     VI.  REGULATORY APPROVALS

          A. The implementation of the Plan, the granting of any option under the Plan and the issuance of any shares of Common Stock upon the exercise of any option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock issued pursuant to it.

          B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the

                                       7.

Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

     VII. NO IMPAIRMENT OF RIGHTS

          Nothing in the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation and the Corporation's stockholders to remove the Optionee from the Board at any time in accordance with the provisions of applicable law.

                                       8.

                                    APPENDIX
                                    --------


         The following definitions shall be in effect under the Plan:

     A.  BOARD shall mean the Corporation's Board of Directors.
         -----

     B.  CHANGE IN CONTROL shall mean a change in ownership or control of the
         -----------------
Corporation effected through either of the following transactions:

               (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing seventy-five percent (75%) or more of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

               (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

     C.  CODE shall mean the Internal Revenue Code of 1986, as amended.
         ----

     D.  COMMON STOCK shall mean the Corporation's common stock.
         ------------

     E.  CORPORATE TRANSACTION shall mean either of the following stockholder-
         ---------------------
approved transactions to which the Corporation is a party:

               (i) a merger or consolidation in which securities possessing seventy-five percent (75%) or more of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or


                                     A-1.

               (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

     F.  CORPORATION shall mean View Tech, Inc., a Delaware corporation.
         -----------

     G.  ELIGIBLE DIRECTOR shall mean a non-employee Board member eligible to
         -----------------
participate in the Plan.

     H.  EXERCISE DATE shall mean the date on which the Corporation shall have
         -------------
received written notice of the option exercise.

     I.  FAIR MARKET VALUE per share of Common Stock on any relevant date shall
         -----------------
be determined in accordance with the following provisions:

               (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange which serves as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

     J.  1934 ACT shall mean the Securities Exchange Act of 1934, as amended.
         --------

     K.  NON-STATUTORY OPTION shall mean an option not intended to satisfy the
         --------------------
requirements of Code Section 422.

     L.  OPTIONEE shall mean any person to whom an option is granted under the
         --------
Plan.

     M.  PERMANENT DISABILITY shall mean the inability of the Optionee to
         --------------------
perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.


                                     A-2.

     N.  PLAN shall mean the Corporation's 1997 Non-Employee Directors Stock
         ----
Option Plan, as set forth in this document.

     O.  PLAN EFFECTIVE DATE shall mean the date of the 1997 Annual Stockholders
         -------------------
Meeting, provided the stockholders approve the Plan at such Annual Meeting.

     P.  STOCK EXCHANGE shall mean either the American Stock Exchange or the New
         --------------
York Stock Exchange.


                                     A-3.